Exhibit 4.1

Amendment to Rights Agreement

AMENDMENT TO RIGHTS AGREEMENT, dated as of May 25, 2007, (this “Amendment”), to the Rights Agreement, dated as of August 13, 1998, (the “Rights Agreement”), by and between Aeroflex Incorporated (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). Terms used herein but not defined shall have the meaning assigned to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

WHEREAS, the previous Amendment to the Rights Agreement, dated as of March 2, 2007, is of no further force and effect pursuant to its own terms as a result of the termination and abandonment by the Company on the date hereof of the Agreement and Plan of Merger, dated as of March 2, 2007, by and among AF Holdings, Inc., AF Merger Sub, Inc. and the Company;

WHEREAS, there is not as of the date hereof any Acquiring Person and there has not been a Distribution Date or Shares Acquisition Date;

WHEREAS, the Company proposes to enter into the Agreement and Plan of Merger, dated as of May 25, 2007 (the “Merger Agreement”), by and among AX Holding Corp., a Delaware corporation (“Parent”), and AX Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company;

WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has determined, in connection with the Merger Agreement and the transactions contemplated thereby, that it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement as set forth in this Amendment; and

WHEREAS, this Amendment will not adversely affect the interests of the holders of the Right Certificates.

NOW, THEREFORE, the Company hereby amends the Rights Agreement, effective as of the date hereof, as follows:

1.	Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, none of AX Holding Corp., a Delaware corporation (“Parent”), AX Acquisition Corp., a Delaware corporation (“Merger Sub”), nor any of their respective Affiliates or Associates (or direct or indirect equity holders) shall become an Acquiring Person as a result of the approval, execution, delivery, announcement, adoption or performance of the Agreement and Plan of Merger, dated as of May 25, 2007, by and among Parent, Merger Sub and the Company (as it may be amended or supplemented from time to time, and including any arrangements, understandings or agreements entered into by Parent, Merger Sub or their Affiliates or Associates in connection with such agreement and the transactions contemplated thereby, the “Merger Agreement”) or the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby (such approval, execution, delivery, adoption, performance and consummation being referred to herein as the “Permitted Purchase Events”).”

2.	Section 1(g) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not occur or be deemed to occur as a result of any Permitted Purchase Event.”

3.	Section 1(l) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Shares Acquisition Date shall not occur or be deemed to occur as a result of any Permitted Purchase Event.”

4.	Section 7 of the Rights Agreement is hereby amended by deleting the existing definition of “Final Expiration Date” and inserting the following new definition:

“immediately prior to the Effective Time (as defined in the Merger Agreement).”

5.	The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
6.	A new Section 34 is hereby added reading in its entirety as follows:

“This Rights Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).”

7.

If for any reason the Merger Agreement is terminated and the Merger is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

8.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

9.

This Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.

In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

11.	The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr.
	Name:	John Adamovich, Jr.
	Title:	Senior VP and CFO

Attest:

By:	/s/ Charles Badlato
	Name:	Charles Badlato
	Title:	VP-Treasurer

AMERICAN STOCK TRANSFER &
TRUST COMPANY

By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

Attest:

By:	/s/ Susan Silber
	Name:	Susan Silber
	Title:	Assistant Secretary